Exhibit 99.1

The “Mitesco Restructuring Plan” and how you can participate.

We are contacting you today to execute a restructuring plan for Mitesco, Inc., and its subsidiaries (“the Company”) which involves the issuance of common stock in exchange for the cancellation of notes, accounts payable and other obligations. This will allow the Company to move forward with a much-improved balance sheet, and what management believes to be a reasonable capital table. The issuance uses an exchange rate of $4.00 per share price for the Company’s common stock. The current management is participating in this conversion on the same terms as those being granted to all other equity and debt holders. The exchange agreement also includes an undertaking for the Company to file a registration statement and to use its reasonable best efforts to make the shares tradable within 120 days. Any previously issued warrants are cancelled in this exchange, as they are all well out of the money. The details about your exchange issuance are below, and a “DocuSign” approval is provided for the execution of the documents.

The Current Business Situation

The Company has completely refocused its business model. Its new activities are centered on data center operations, and the software and systems that can create revenue from operations in “cloud computing” within data center. Management believes the market is poised for growth, the need is being communicated daily into the investment marketplace by business media, and that a competitive suite of products and services can be sold in scale. We have adopted a dual path strategy. First, we will provide clients with “generic” data processing, running software that belongs to a business. We will, however, be competing with many larger players including Amazon Web Services (AWS), Microsoft, Google and others. Our services can be as simple as data storage and backup, or complicated solutions like those using Oracle, SAP or other larger scale applications.

Secondly, we are soliciting software vendors to run their cloud applications on our data center for the benefit of their clients, with an emphasis on infrastructure related applications such as mapping, engineering, design, and operations of facilities. This aspect will take longer to build than the generic business, but we believe it should provide very long-term client use, since the projects take years to complete. This market segment also has fewer competitors than the “generic” data processing segment.

In both these situations the data storage aspect is clearly the most profitable, so to the extent that we invest in software solutions we are looking for situations where there are large storage and retrieval needs, such as image files, video and large format documents it is likely our return may be increased.

Status of the Common Stock and Debt Conversion

Our common stock is not very liquid at this time, and therefore management believes it cannot really be used to measure the true value of the business. We are effectively a private company, so any valuation needs to reflect more of a startup than a public company with a history. Before we can expect the stock to return to a liquid level of trading, if at all, we must first eliminate our previously incurred debts and prove our new business is viable.

We have an agreement from our institutional investors to provide nominal funding using simple 12-month notes. Thanks to their willingness to invest we have become current with our reporting requirements, accounting and audit, and started our refocus of operations.

Holders of a significant portion of our obligations, including the Board of Directors, have agreed to exchange all remaining notes and accounts payable for common stock using a $4.00 price per share. While this is a premium to the Company’s recent trading history, it is not unlike the valuation a similar private company start-up might find, and that new business would not be strapped with the debt from the previous business activities.

We could use the courts to reduce and convert the debts of the Company, and if we took that approach the shares issued would be for a fraction of the valuation using the $4 approach, and would create significant expense for the holders, and the Company.

For the shares we issue, we intend to undertake to file a registration statement within 120 days to make the stock tradable in the market without the cost, and wait time needed using Rule 144, the only alternative to a registration statement.

We do have a Series A Preferred Stock in process that can be used for the institutional accredited investors. It bears no interest and requires redemption over three (3) years using restricted common stock. Due to the complexity, and risk, of this security it cannot be used with those who are not either institutional and accredited investors, and that is most of the individuals involved. With the debt exchange for common stock proposed, the holders will have the potential to be out in months, assuming the market will see the value of the new business, and the regulatory bodies will approve the registration. Further, with a clean, “fresh start” balance sheet it is more likely the Company will be able to fund its needs for growth capital, and on terms more favorable to its shareholders.

What do you need to do next?

In your case we will issue _______ shares, at $4.00 per share, in exchange for the cancellation of the obligations on the books currently showing approximately $__________.

Management believes that this is the best approach for all involved. There is no chance that the Company will have positive cash flow sufficient to fund debt repayment for years to come, and it has been made clear by potential institutional investors that no financing of size will be available until the balance sheet is clean, and the business prospects proven.

Attached is a DocuSign agreement for your execution. Upon receipt of the executed documents we will ask that you share your information for the issuance with the transfer agent, and request that the issuance be processed immediately, at the Company’s expense.

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